News Release

International Paper Reports Second Quarter 2016 Earnings
Strong Overall Results Driven by Solid Execution Across the Businesses

MEMPHIS, Tenn. – July 28, 2016 – International Paper (NYSE: IP) today reported second quarter 2016 net earnings attributable to International Paper of $40 million ($0.10 per share) compared with net earnings of $334 million ($0.81 per share) in the first quarter of 2016 and net earnings of $227 million ($0.54 per share) in the second quarter of 2015. Net earnings in all periods include the impact of special items, if any, non-operating pension expense and discontinued operations.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	Second Quarter 2016	First Quarter 2016	Second Quarter 2015
Net Earnings	$0.10	$0.81	$0.54
Less – Discontinued Operations (Gain) Loss	—	0.01	—
Net Earnings (Loss) from Continuing Operations	0.10	0.82	0.54
Add Back – Net Special Items Expense (Income)	0.10	(0.09)	0.36
Add Back – Non-Operating Pension Expense	0.72	0.07	0.07
Operating Earnings*	$0.92	$0.80	$0.97

*
Operating Earnings is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense. Non-operating pension expense in the second quarter of 2016 included a pre-tax charge of $439 million ($270 million after taxes or $0.65 per share) for a settlement accounting charge associated with payments under the previously announced term-vested lump sum buyout.

Operating Earnings in the second quarter of 2016 totaled $379 million ($0.92 per share) compared with $330 million ($0.80 per share) in the first quarter of 2016 and $409 million ($0.97 per share) in the second quarter of 2015.
Quarterly net sales were $5.3 billion in the second quarter of 2016 compared with $5.1 billion in the first quarter of 2016 and $5.7 billion in the second quarter of 2015. The year-over-year revenue decline was primarily due to the sale of the IP-Sun joint venture and the sale of the Carolina® Coated Bristols business.
Business segment operating profits in the second quarter of 2016 were $628 million, compared with $497 million in the first quarter of 2016 and $676 million in the second quarter of 2015.
Cash from operations was $605 million in the second quarter of 2016. Free cash flow was $527 million for the quarter.

"International Paper continues to perform very well and we are taking deliberate and meaningful strategic steps to make the company stronger. Our second quarter results were driven by strong execution across our operations around the globe," said Mark Sutton, Chairman and Chief Executive Officer. "As we move into the second half of the year, we remain focused on running our businesses well and closing the Weyerhaeuser acquisition, which will strengthen our position in the growing global fluff pulp markets and create additional value for our shareholders."

SEGMENT INFORMATION
The performance of the Company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items. Second quarter 2016 business segment operating profits and business trends compared with the prior quarter are as follows:
Industrial Packaging operating profits in the second quarter of 2016 were $487 million ($459 million including special items) compared with $433 million ($396 million including special items) in the first quarter of 2016.  In North America, earnings increased $58 million driven by improved operations and higher box shipments due to seasonally stronger market demand and one more shipping day. This was partly offset by modestly lower average sales prices for North America boxes and export containerboard.
Printing Papers operating profits were $101 million ($96 million including special items) in the second quarter of 2016 versus $85 million in the first quarter of 2016. Earnings in North America were mixed, as the papers business declined primarily due to increased planned maintenance outages.  However, pulp improved due to lower conversion and outage costs associated with the Riegelwood mill conversion, partially offset by a less favorable product mix and lower pulp prices.  In Brazil, earnings were essentially flat quarter over quarter, as higher planned maintenance outage costs offset higher export sales volumes and improved domestic prices. Earnings in Europe were impacted by higher planned maintenance outage costs.
Consumer Packaging operating profits were $73 million in the second quarter of 2016 compared with $25 million ($16 million including special items) in the first quarter of 2016. The earnings increase was primarily due to no planned maintenance outages in North America, good operational performance, as well as lower overall manufacturing costs. Foodservice business earnings increased $7 million, primarily driven by seasonally higher sales volume and cost improvements.
International Paper recorded Ilim joint venture equity earnings of $46 million in the second quarter of 2016 compared with $62 million in the first quarter of 2016. Operational EBITDA for Ilim was lower than in the first quarter due to higher planned maintenance outages and input costs, partially offset by higher sales volumes. Primarily due to Ilim’s U.S. dollar denominated net debt, the Company recognized a non-cash after-tax foreign exchange gain of $6 million in the second quarter of 2016 ($0.01 per share), compared with an after-tax gain of $11 million in the first quarter of 2016 ($0.03 per share).
CORPORATE EXPENSES
Net corporate expenses, excluding non-operating pension expense, were $26 million for the second quarter of 2016, compared with $21 million in the first quarter of 2016.
EFFECTIVE TAX RATE
The effective tax rate before special items and non-operating pension expense for the second quarter of 2016 was 34%, compared with an effective tax rate of 33% in the first quarter of 2016. The higher rate in the second quarter is due to changes to our estimates of non-cash global tax reserves and valuation allowances.
EFFECTS OF SPECIAL ITEMS
Special items in the second quarter of 2016 included a pre-tax charge of $28 million ($20 million after taxes) for costs associated with the sale of our Asia corrugated packaging business, a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the announced agreement to purchase the Weyerhaeuser pulp business, a tax expense of $23 million associated with 2016 cash pension contributions and a tax benefit of $6 million related to an international legal entity restructuring.
Special items in the first quarter of 2016 included a loss of $1 million (before and after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $9 million ($6 million after taxes) related to costs associated with the conversion of the Riegelwood, North Carolina mill to 100% pulp production and a pre-tax gain of $8 million ($5 million after taxes) for the sale of our remaining investment in Arizona Chemical. Special items also included a pre-tax charge of $37 million ($34 million after taxes) for an impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of the business, a tax benefit of $57 million associated with the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal income tax audit.
Special items in the second quarter of 2015 included a net pre-tax loss of $194 million ($125 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $207 million ($133 million after taxes) for premiums paid on a cash tender offer on outstanding debt, a net pre-tax gain of $14 million ($9 million after taxes) related to the sale of the Carolina® Coated Bristols brand and costs associated with the conversion of the Riegelwood, North Carolina facility to 100% pulp production, and a charge of $1 million (before and after taxes) for other items. Special items also included a pre-tax gain of $4 million ($2 million after taxes) related to state tax credits, a tax expense of $23 million for the tax impact of the 2015 cash pension contribution of $750 million and a tax expense of $5 million for other items.
DISCONTINUED OPERATIONS
Discontinued operations in the first quarter of 2016 included a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement related to the xpedx business, which was spun-off in the third quarter of 2014.
EARNINGS WEBCAST
The Company will hold a webcast to review earnings at 10:00 a.m. ET / 9:00 a.m. CT today. All interested parties are invited to listen to the webcast live and view the slides to be presented at the webcast via the Company’s Internet site at http://www.internationalpaper.com by clicking on the Performance/Investors tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper second quarter earnings call. The conference ID number is 42952954. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (800) 585-8367, and when prompted for the conference ID, enter 42952954.
ABOUT INTERNATIONAL PAPER
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, Asia and Russia.  We produce packaging products that enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products; papers that drive communication; paper bags that carry groceries; and paper cups and food containers. We are headquartered in Memphis, Tenn., and employ 53,000 colleagues located in more than 24 countries.  Net sales for 2015 were $22 billion.  For more information about International Paper, its products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; (vii) the receipt of regulatory approvals for our pending transaction to purchase the pulp business of Weyerhaeuser Company and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (viii) the successful financing of the Weyerhaeuser transaction; (ix) the failure to realize the expected synergies and cost-savings from the Weyerhaeuser transaction or delay in realization thereof; and (x) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2016		2015		2016		2016		2015
Net Sales	$5,322		$5,714		$5,110		$10,432		$11,231
Costs and Expenses
Cost of products sold	4,112	(a)	3,968	(e)	3,611		7,723	(a)	7,812	(e)
Selling and administrative expenses	386	(b)	403		376		762	(b)	809
Depreciation, amortization and cost of timber harvested	301		328		284		585		651
Distribution expenses	339		367		320		659		724
Taxes other than payroll and income taxes	41		44		41		82		88
Restructuring and other charges	—		194	(f)	1	(h)	1	(h)	194	(f)
Net (gains) losses on sales and impairment of businesses	28	(c)	—		37	(i)	65	(l)	—
Interest expense, net	129		144		123		252		281
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	(14)	(a-c)	266	(e,f)	317	(h,i)	303	(a,b,h,l)	672	(e,f)
Income tax provision (benefit)	(9)	(d)	110	(g)	41	(j)	32	(m)	240	(g)
Equity earnings (loss), net of taxes	45		62		63		108		97
Earnings (Loss) From Continuing Operations	40	(a-d)	218	(e-g)	339	(h-j)	379	(a,b,h,l,m)	529	(e-g)
Discontinued operations, net of taxes	—		—		(5)	(k)	(5)	(k)	—
Net Earnings (Loss)	40	(a-d)	218	(e-g)	334	(h-k)	374	(a,b,h,k-m)	529	(e-g)
Less: Net earnings (loss) attributable to noncontrolling interests	—		(9)		—		—		(11)
Net Earnings (Loss) Attributable to International Paper Company	$40	(a-d)	$227	(e-g)	$334	(h-k)	$374	(a,b,h,k-m)	$540	(e-g)
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.10	(a-d)	$0.54	(e-g)	$0.82	(h-j)	$0.92	(a,b,h,l,m)	$1.28	(e-g)
Discontinued operations	—		—		(0.01)	(k)	(0.01)	(k)	—
Net earnings (loss)	$0.10	(a-d)	$0.54	(e-g)	$0.81	(h-k)	$0.91	(a,b,h,k-m)	$1.28	(e-g)
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.10	(a-d)	$0.54	(e-g)	$0.82	(h-j)	$0.91	(a,b,h,l,m)	$1.28	(e-g)
Discontinued operations	—		—		(0.01)	(k)	(0.01)	(k)	—
Net earnings (loss)	$0.10	(a-d)	$0.54	(e-g)	$0.81	(h-k)	$0.90	(a,b,h,k-m)	$1.28	(e-g)
Average Shares of Common Stock Outstanding - Diluted	414.7		421.9		414.0		415.1		423.4
Cash Dividends Per Common Share	$0.4400		$0.4000		$0.4400		$0.8800		$0.8000
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$40	(a-d)	$227	(e-g)	$339	(h-j)	$379	(a,b,h,l,m)	$540	(e-g)
Discontinued operations, net of tax	—		—		(5)	(k)	(5)	(k)	—
Net earnings	$40	(a-d)	$227	(e-g)	$334	(h-k)	$374	(a,b,h,k-m)	$540	(e-g)
The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $439 million ($270 million after taxes) for a settlement accounting charge associated with term-vested lump sum pension payments.

(b)	Includes a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the announced agreement to purchase the Weyerhaeuser Pulp business.

(c)	Includes a pre-tax charge of $28 million ($20 million after taxes) for costs associated with the sale of our Asia corrugated packaging business.

(d)	Includes a tax expense of $23 million associated with 2016 cash pension contributions and a tax benefit of $6 million related to an international legal entity restructuring.

(e)	Includes a pre-tax gain of $4 million ($2 million after taxes) for the partial reversal of a 2014 accrual for the repayment of previously claimed state tax credits.

(f)
Includes a pre-tax charge of $207 million ($133 million after taxes) for debt premium costs, a net pre-tax gain of $14 million ($9 million after taxes) related to the sale of the Carolina Coated Bristols brand and costs associated with the Riegelwood mill conversion to 100% pulp production, and a charge of $1 million (before and after taxes) for costs associated with the Coated Paperboard sheet plant closures.

(g)	Includes a tax expense of $23 million for the 2014 tax impact of the 2015 cash pension contribution of $750 million and a tax expense of $5 million for other items.

(h)
Includes a pre-tax gain of $8 million ($5 million after taxes) related to the sale of our investment in Arizona Chemical, and a pre-tax charge of $9 million ($6 million after taxes) for costs associated with the Riegelwood mill conversion to 100% pulp production.

(i)	Includes a pre-tax charge of $37 million ($34 million after taxes) for the impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of the business.

(j)	Includes a tax benefit of $57 million related to the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal tax audit.

(k)	Includes a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement associated with the xpedx business.

(l)	Includes a pre-tax charge of $65 million ($54 million after taxes) for the impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of that business.

(m)
Includes a tax benefit of $57 million related to the legal restructuring of our Brazil Packaging business, a tax expense of $23 million associated with 2016 cash pension contributions, a tax benefit of $14 million related to the closure of a U.S. federal tax audit, and a tax benefit of $6 million related to an international legal entity restructuring.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Earnings to Net Earnings (Loss)
Attributable to International Paper Company
Preliminary and Unaudited
(In millions except for per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2016		2015		2016		2016		2015
Operating Earnings	$379		$409		$330		$709		$766
Non-Operating Pension	(299)	(a)	(31)		(27)		(326)	(a)	(75)
Special Items	(40)	(b)	(151)	(c)	36	(d)	(4)	(f)	(151)	(c)
Earnings (Loss) from Continuing Operations, including non-controlling interest	40		227		339		379		540
Discontinued operations	—		—		(5)	(e)	(5)	(e)	—
Net Earnings (Loss) as Reported Attributable to International Paper Company	$40		$227		$334		$374		$540

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
Diluted Earnings per Common Share	2016		2015		2016		2016		2015
Operating Earnings Per Share	$0.92		$0.97		$0.80		$1.71		$1.81
Non-Operating Pension	(0.72)		(0.07)		(0.07)		(0.79)		(0.17)
Special Items	(0.10)		(0.36)		0.09		(0.01)		(0.36)
Continuing Operations	0.10		0.54		0.82		0.91		1.28
Discontinued operations	—		—		(0.01)		(0.01)		—
Diluted Earnings per Common Share as Reported	$0.10		$0.54		$0.81		$0.90		$1.28
Notes:

(a)	Includes a pre-tax charge of $439 million ($270 million after taxes) for a settlement accounting charge associated with term-vested lump sum payments.

(b)	See footnotes (b) - (d) on the Consolidated Statement of Operations

(c)	See footnotes (e) - (g) on the Consolidated Statement of Operations

(d)	See footnotes (h) - (j) on the Consolidated Statement of Operations

(e)	See footnotes (k) on the Consolidated Statement of Operations

(f)	See footnotes (b),(h),(l),(m) on the Consolidated Statement of Operations

(1)
The Company calculates Operating Earnings by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2)	Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Industry Segment
Preliminary and Unaudited
(In millions)
Sales by Industry Segment

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2016		2015		2016		2016		2015
Industrial Packaging	$3,597		$3,694		$3,452		$7,049		$7,247
Printing Papers	1,271		1,249		1,184		2,455		2,477
Consumer Packaging	501		797		495		996		1,575
Corporate and Inter-segment Sales	(47)		(26)		(21)		(68)		(68)
Net Sales	$5,322		$5,714		$5,110		$10,432		$11,231
Operating Profit by Industry Segment
	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2016		2015		2016		2016		2015
Industrial Packaging	$459	(a)	$528		$396	(a)	$855	(a)	$996
Printing Papers	96	(b)	101		85		181	(b)	210
Consumer Packaging	73		47	(d)	16	(c)	89	(c)	93	(d)
Operating Profit	628		676		497		1,125		1,299
Interest expense, net	(129)		(144)		(123)		(252)		(281)
Noncontrolling interest/equity earnings adjustment (e)	—		(5)		—		—		(4)
Corporate items, net	(26)		(8)		(21)		(47)		(17)
Restructuring and other charges	—		(203)		8		8		(203)
Non-operating pension expense	(487)	(f)	(50)		(44)		(531)	(f)	(122)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$(14)		$266		$317		$303		$672
Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$46		$67		$62		$108		$106

(a)
Includes charges of $28 million and $37 million for the three months ended June 30, 2016 and March 31, 2016, respectively, and $65 million for the six months ended June 30, 2016 for the impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of the business.

(b)	Includes a charge of $5 million for the three months and six months ended June 30, 2016 for costs associated with the announced agreement to purchase the Weyerhaeuser Pulp business.

(c)	Includes a charge of $9 million for the three months ended March 31, 2016 and the six months ended June 30, 2016 for costs associated with the Riegelwood mill conversion to 100% pulp production.

(d)
Includes a net gain of $14 million for the three months and six months ended June 30, 2015 related to the sale of the Carolina Coated Bristols brand, and costs associated with the Riegelwood mill conversion to 100% pulp production, and a charge of $1 million for the three months and six months ended June 30, 2015 for costs associated with the Coated Paperboard sheet plant closures.

(e)
Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

(f)	Includes a charge of $439 million for the three months and six months ended June 30, 2016 for a settlement accounting charge associated with term-vested lump sum payments.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
(In millions)

	Three Months Ended June 30, 2016
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$487	$101	$73	$661
Special Items (a)	(28)	(5)	—	(33)
Operating Profit as Reported	$459	$96	$73	$628

	Three Months Ended June 30, 2015
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$528	$101	$34	$663
Special Items (b)	—	—	13	13
Operating Profit as Reported	$528	$101	$47	$676

	Three Months Ended March 31, 2016
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$433	$85	$25	$543
Special Items (a)	(37)	—	(9)	(46)
Operating Profit as Reported	$396	$85	$16	$497

	Six Months Ended June 30, 2016
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$920	$186	$98	$1,204
Special Items (b)	(65)	(5)	(9)	(79)
Operating Profit as Reported	$855	$181	$89	$1,125

	Six Months Ended June 30, 2015
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$996	$210	$80	$1,286
Special Items (b)	—	—	13	13
Operating Profit as Reported	$996	$210	$93	$1,299

(a)	See footnotes (a) - (c) on Sales and Earnings by Industry Segment

(b)	See footnote (d) on Sales and Earnings by Industry Segment

(1) The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2016	2015	2016	2016	2015
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (c)	2,642	2,608	2,519	5,161	5,108
Containerboard	770	818	740	1,510	1,592
Recycling	592	610	607	1,199	1,200
Saturated Kraft	44	38	47	91	75
Gypsum /Release Kraft	47	43	46	93	79
Bleached Kraft	5	6	6	11	11
EMEA Packaging (c)	373	352	374	747	699
Asian Box (c)	105	95	103	208	197
Brazilian Packaging (c)	74	91	77	151	172
Industrial Packaging	4,652	4,661	4,519	9,171	9,133
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	460	453	475	935	919
European & Russian Uncoated Papers	389	366	373	762	746
Brazilian Uncoated Papers	272	254	254	526	489
Indian Uncoated Papers	61	63	63	124	127
Uncoated Papers	1,182	1,136	1,165	2,347	2,281
Market Pulp (b)	497	428	405	902	845
Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	306	371	308	614	709
European Coated Paperboard	99	89	94	193	188
Asian Coated Paperboard (d)	—	315	—	—	619
Consumer Packaging	405	775	402	807	1,516

(a) Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(b) Includes North American, European and Brazilian volumes and internal sales to mills.
(c) Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.
(d) Includes sales volumes through the date of sale in October 2015.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	June 30, 2016	December 31, 2015
Assets
Current Assets
Cash and Temporary Investments	$1,254	$1,050
Accounts and Notes Receivable, Net	2,837	2,675
Inventories	2,165	2,228
Deferred Income Tax Assets	297	312
Other	318	212
Total Current Assets	6,871	6,477
Plants, Properties and Equipment, Net	12,233	11,980
Forestlands	450	366
Investments	279	228
Financial Assets of Special Purpose Entities	7,023	7,014
Goodwill	3,367	3,335
Deferred Charges and Other Assets	1,169	1,131
Total Assets	$31,392	$30,531
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$626	$426
Accounts Payable and Accrued Liabilities	3,456	3,498
Total Current Liabilities	4,082	3,924
Long-Term Debt	8,820	8,844
Nonrecourse Financial Liabilities of Special Purpose Entities	6,281	6,277
Deferred Income Taxes	3,256	3,231
Pension Benefit Obligation	4,150	3,548
Postretirement and Postemployment Benefit Obligation	328	364
Other Liabilities	429	434
Equity
Invested Capital	(633)	(765)
Retained Earnings	4,657	4,649
Total Shareholders’ Equity	4,024	3,884
Noncontrolling interests	22	25
Total Equity	4,046	3,909
Total Liabilities and Equity	$31,392	$30,531

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net earnings (loss)	$374	$529
Depreciation, amortization and cost of timber harvested	585	651
Deferred income tax expense (benefit), net	22	36
Restructuring and other charges	1	194
Pension plan contributions	(250)	(750)
Net (gains) losses on sales and impairments of businesses	65	—
Equity (earnings) loss, net	(108)	(97)
Periodic pension expense, net	624	224
Other, net	123	110
Changes in current assets and liabilities
Accounts and notes receivable	(86)	(133)
Inventories	48	(59)
Accounts payable and accrued liabilities	(76)	82
Interest payable	13	(21)
Other	(110)	(13)
Cash Provided By (Used For) Operations	1,225	753
Investment Activities
Invested in capital projects	(637)	(673)
Acquisitions, net of cash acquired	(61)	—
Proceeds from divestitures, net of cash divested	101	—
Proceeds from sale of fixed assets	11	19
Other	(106)	(84)
Cash Provided By (Used For) Investment Activities	(692)	(738)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(132)	(353)
Issuance of common stock	—	2
Issuance of debt	1,204	2,083
Reduction of debt	(1,070)	(1,494)
Change in book overdrafts	6	19
Dividends paid	(362)	(337)
Debt tender premiums	—	(211)
Cash Provided By (Used for) Financing Activities	(354)	(291)
Effect of Exchange Rate Changes on Cash	25	(15)
Change in Cash and Temporary Investments	204	(291)
Cash and Temporary Investments
Beginning of the period	1,050	1,881
End of the period	$1,254	$1,590

INTERNATIONAL PAPER COMPANY
Reconciliation of Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash provided by operations	$605	$115	$1,225	$753
Adjustments:
Cash invested in capital projects	(328)	(354)	(637)	(673)
Cash contribution to pension plan	250	750	250	750
Free Cash Flow	$527	$511	$838	$830